Exhibit 99.1

DIVIDEND UPDATE

August 8, 2006

TO:  All Members

On August 3, 2006, the board of directors of the Federal Home Loan Bank of Boston (the Bank) approved a dividend based on a yield of 5.50 percent. This dividend yield will be applied to the average daily balance of Class B shares held during the period April 1, 2006, through June 30, 2006. However, as discussed in our May 19, 2006, letter (available at www.fhlbboston.com) regarding the Bank’s dividend schedule transition plan, a day-count factor of 183 days will be applied to reconcile the fact that the Bank did not declare a dividend during the second quarter of 2006. Accordingly, the dividend that will be credited to your institution’s IDEAL Way account on September 5, 2006, will be calculated as follows:

Dividend = Average Class B Stock Balance*  x  5.50%  x  (183/365)

*Average Class B Stock Balance = Average Daily Balance of Class B Stock invested during the period April 1, 2006, through June 30, 2006.

The next scheduled quarterly dividend will be considered by the board of directors at its November 2006 meeting, and will be paid using a day-count accrual factor of 92/365, which reflects the number of days in the third quarter of 2006. This dividend is scheduled to be paid on December 4, 2006.

By the end of 2006, the Bank will have declared dividends based on a day-count accrual of a full 365 days as follows:

90 days for the dividend paid on April 4, 2006
+	183 days for the dividend paid on September 5, 2006
+	92 days for the dividend scheduled to be paid on December 4, 2006
365 days total for 2006

We appreciate your patience as we complete our dividend schedule transition plan. Thereafter, the Bank will declare dividends only after period earnings have been calculated to ensure that the Bank’s retained earnings target is met at all times.

Should you have any further questions about the Bank’s dividend policies and practices, please feel free to call Frank Nitkiewicz, executive vice president and chief financial officer, at 617-292-9624, or Earl Baucom, first vice president and chief accounting officer, at 617-292-9789.

Sincerely,

Michael A. Jessee
President and Chief Executive Officer